Exhibit 10.6

AGREEMENT REGARDING OUTSTANDING

CONVERTIBLE PREFERRED STOCK AND WARRANTS

This Agreement, dated as of June 25, 2020, is among GeoVax Labs, Inc., a Delaware corporation (the “Company”), Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. (collectively, the “Sabby Funds”).

WHEREAS, the Company and the Sabby Funds have entered into securities purchase agreements with respect to the acquisition by the Sabby Funds of convertible preferred stock of the Company, $0.001 par value (“Preferred Stock”) as well as the underlying shares of the Company’s common stock, $0.01 par value (“Common Stock”);

WHEREAS, the Sabby Funds have also acquired warrants to purchase the Company’s Common Stock;

WHEREAS, the only securities purchase agreement and warrants which are currently in effect are identified on Exhibit A hereto, as well as a list of the outstanding shares of convertible preferred stock held by each Sabby Fund as of the date hereof; and

WHEREAS, the Company and the Sabby Funds wish to enter into this Agreement for the purpose of enabling the Company to raise additional capital from third parties;

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Sabby Funds agree as follows:

ARTICLE I
THE PROPOSED BRIDGE FINANCING

1.

General. The Company proposes to enter into a definitive agreement or agreements with an unaffiliated third party pursuant to which it anticipates raising additional capital on terms substantially similar to those set forth on Exhibit B hereto (the “Bridge Financing”). The Sabby Funds have no objection to, and consent to, the Bridge Financing, including the pledge of the assets of the Company and its subsidiaries as security for amounts due under the senior secured convertible promissory note(s) contemplated by the Bridge Financing.

2.

Securities Purchase Agreement. The Sabby Funds hereby waive any rights that might arise from the announcement of or entering into a definitive agreement for, and the consummation of, the Bridge Financing, pursuant to the Securities Purchase Agreement, including any claim that the Bridge Financing violates Section 4.12 of the Securities Purchase Agreement.

3.

Term. This Article I shall remain in effect for the execution of a definitive agreement or agreements on terms substantially similar to those set forth on Exhibit B (or better from the point of view of the Company) with respect to the Bridge Financing on or before June 30, 2020.

ARTICLE II

PIGGYBACK REGISTRATION RIGHTS

1.	For purposes of this Article the following definitions shall apply:

a.	“Investor Shares” means shares of the Company’s Common Stock issued pursuant to the Bridge Financing for the account of the persons who acquired such shares in the Bridge Financing;

b.

“Registrable Securities” means, as of any date of determination, (a) all of the shares of Common Stock then issuable upon conversion in full of the Company’s Series J Convertible Preferred Stock or exercise of Warrant Shares (assuming on such date the shares of the Company’s Series J Convertible Preferred Stock are converted in full, and the Warrants are exercised, without regard to any conversion limitations set forth in the Certificate of Designation or the Warrants), (b) any additional shares of Common Stock issuable in connection with any anti-dilution provisions in the Preferred Stock or the Warrants (without giving effect to any limitations on conversion set forth in the Certificate of Designation or the Warrants) and (c) any securities issued or then issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing; provided, however, that any such Registrable Securities shall cease to be Registrable Securities when and for so long as such securities have become eligible for resale pursuant to Section 4(a)(1) and/or Rule 144 as set forth in a written opinion letter to such effect, addressed, delivered and acceptable to the Company’s Transfer Agent and the affected Sabby Fund(s) (in form and substance similar to the current practice between the Company and the Sabby Funds), assuming that such securities and any securities issuable upon exercise, conversion or exchange of which, or as a dividend upon which, such securities were issued or are issuable, were at no time held by any affiliate of the Company, as reasonably determined by the Company, upon the advice of counsel to the Company; and

c.	“Warrant Shares” means shares of Common Stock issuable by Sabby Funds upon exercise of the Series G, H, or I Warrants (“Warrants”) listed on Exhibit A.

2.

If, at any time until the [nine (9) month] anniversary of the closing of the Bridge Financing, the Company shall determine to prepare and file with the Securities and Exchange Commission a registration statement relating to an offering of Investor Shares under the Securities Act, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans, the Company shall deliver to each Sabby Fund a written notice of such determination and if, within 15 calendar days after the date of delivery of such notice, a Sabby Fund (or any permitted successor or assign) shall so request in writing, the Company shall include in such registration statement all or any part of the Registrable Securities that such Sabby Fund requests to be registered; provided, however, that the Company shall not be required to register any Registrable Securities pursuant to this Section to the extent the underwriter/placement agent (if any) managing the offering objects in good faith in writing to inclusion of the Registrable Securities in the related registration statement, and further provided, that any reduction in the number of Registrable Shares held by Sabby Funds to be included shall be in proportion to the relative beneficial ownership of common stock by the persons who acquired shares in the Bridge Financing, on the one hand, and the beneficial ownership of the share held by the Sabby Funds, on the other hand.

ARTICLE IIi
MISCELLANEOUS

1.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Certificate of Designation or the Securities Purchase Agreement.

2.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

3.

Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

4.

Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Certificate of Designation or Securities Purchase Agreement.

5.

Entire Agreement. This Agreement, together with the Certificate of Designation and the Securities Purchase Agreement, and any exhibits and schedules thereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.

Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

7.

Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Sabby Fund hereunder are several and not joint with the obligations of any other Sabby Fund hereunder, and no Sabby Fund shall be responsible in any way for the performance of the obligations of any other Sabby Fund hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Sabby Fund pursuant hereto, shall be deemed to constitute the Sabby Funds as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Sabby Funds are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Sabby Fund shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Sabby Fund to be joined as an additional party in any proceeding for such purpose.

8.

Fees and Expenses. Except as expressly set forth herein, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

[Signatures are on the following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement Regarding Outstanding Convertible Stock to be duly executed by their respective authorized signatories as of the date first indicated above.

THE COMPANY:

GeoVax Labs, Inc.

By:

Name: David A. Dodd

Title: President & CEO

THE SABBY FUNDS:

Sabby Healthcare Master Fund, Ltd.

By:

Name:

Title:

Sabby Volatility Warrant Master Fund, Ltd.

By:

Name:

Title:

EXHIBIT A

1.

Securities Purchase Agreement, dated as of January 24, 2020 among GeoVax Labs, Inc., a Delaware corporation (the “Company”), Sabby Healthcare Master Fund, Ltd. and Sabby Volatility Warrant Master Fund, Ltd. The Sabby Funds purchased 300 shares of Series J Convertible Preferred Stock pursuant to this agreement, all of which is currently outstanding.

2.	Series G Common Stock Purchase Warrants dated September 5, 2018.

3.	Series H Common Stock Purchase Warrants dated December 27, 2018.

4.	Series I Common Stock Purchase Warrants dated February 26, 2019.

EXHIBIT B

Key Terms of Proposed Bridge Financing:

Issuer:	GeoVax Labs, Inc. (GOVX)
Securities:	Senior Secured Convertible Promissory Note (the “Notes”)
Original Issue Discount:	12.5% (“OID”)
Principal Amount:	$1,200,000
Purchase Price:	$1,050,000 delivered at closing.
Maturity:	12 months from Closing Date.
Interest:	5% interest per annum.
Conversion Price:

The Holder of this Note is entitled, at its option, at any time after the requisite 144 holding period, to convert all or any amount of the principal face amount of this Note then outstanding into shares of the Company’s common stock (the “Common Stock”) without restrictive legend of any nature, at a price (“Conversion Price”) for each share of Common Stock equal $0.50 per share. The notes shall have a blocker of 4.99%.

Use of Proceeds:

The proceeds received by the Company shall be used for working capital purposes. The Company may not use funds at any time to lend money, give credit or make advances or pay back salary to any officers, directors, employees or affiliates of the Company. The Company may use the proceeds to fund its subsidiaries working capital needs, subject to the same restrictions on use.

Share Reservation:

The Company shall maintain, at all times, a reserve of shares in the name of investors equal to 5x the number of shares required for full conversion of the Notes and exercise of the Warrants, and, if necessary, will seek shareholder approval of the Company to increase in authorized capital or reverse split (and the implementation of such action) such that the Company shall have in reserve a number of shares equal 5x the full conversion of the Notes into Common Stock or exercise of any such.

Event of Default:

The Events of Default will be further outlined in the Transaction documents. Upon the occurrence of an Event of Default, the Investors shall have the right to be prepaid at 130% of the outstanding principal balance and accrued interest immediately due prior to such Event of Default. Following an Event of Default, interest shall accrue at rate of 1.5% per month (18% annual) until paid. In the event of default, the Conversion Price shall be equal to 70% of the lowest trading price of the Common Stock as reported on the OTCQB or other principal market where the Company’s Common Stock is traded (the “Trading Market”) for the ten prior trading days. The 4.99% blocker shall remain in effect.

Prepayment:

The Notes may be prepaid at any time for the first 90 days at face value plus interest. Starting on day 91 the note may be prepaid in an amount equal to 110% of the outstanding principal and accrued interest and 120% of the outstanding principal and accrued interest for days 181-365 days after issuance. In order to prepay the Notes after day 181, the Company must give at least 20 trading days’ written notice to the Investors-during which time the Investors may convert the Notes in whole or in part, subject to the 4.99% blocker.

Seniority:	The Notes will be senior to all obligations of the Company.
Warrants:

100% warrant coverage shall be exercisable for a period of 5 years post issuance at an exercise price of $0.50 per share (the “Exercise Price”). The 4.99% blocker shall also apply to warrant exercises.

The Warrants will contain a cashless exercise provision if not covered by a registration statement by month six.

The Company may call the warrants if the stock trades at $1.25 for a period of 10 straight trading days and the warrant shares are covered by an effective registration statement. Additionally, the average daily volume of the Common Stock for the previous 10 trading days must be greater than $200,000.

Qualified Offering:

The Note and accrued interest will be mandatorily convertible upon a Qualified Offering (minimum of $6 million public offering on a national exchange) at the lower of the conversion price or 20% of the offering price. The Investors will execute a 30 day lock-up for any amount due upon the Qualified Offering. Following that period the investor will enter a leak-out agreement for an additional 60 days.

Legal Fees:	The Company will pay the Investors’ reasonable legal fees at the closing of the Transaction, not to exceed $30,000. A $5,000 deposit should be sent to the investors Law firm.
Right of Participation:

The Investors shall be granted a right of participation of 25% in all subsequent financings conducted by the Company, except exempt issuances, strategic investors and raises that are $15 million or more, for the longer of a period of 12 months following the closing of the Transaction or until the debt is retired.

Anti-Dilution:	The shares underlying the Notes and Warrants will be subject to anti-dilution protection.